UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 15, 2006
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25370	45-0491516
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 8.01 Other Events.
     On March 15, 2006, we were notified that the Supreme Court of New Jersey reinstated claims made by the plaintiff in a matter styled Hilda Perez v. Rent-A-Center, Inc. The matter is a putative class action filed in the Superior Court, Law Division, Camden County, New Jersey on March 21, 2003, arising out of several rent-to-own contracts Ms. Perez entered into with us. The requested class period is April 23, 1999 to the present.
     In her amended complaint, Perez alleges on behalf of herself and a class of similarly situated individuals that the rent-to-own contracts she entered into with us violated New Jersey’s Retail Installment Sales Act (“RISA”) and, as a result, New Jersey’s Consumer Fraud Act (“CFA”) because such contracts imposed a time price differential in excess of the 30% per annum interest rate permitted under New Jersey’s criminal usury statute. Perez alleges that RISA incorporates the 30% interest rate limit, limiting time price differentials to 30% per annum. Perez seeks reimbursement of the excess fees and/or interest contracted for, charged and collected, together with treble damages, and an injunction compelling us to cease the alleged violations. Perez also seeks pre-judgment and post-judgment interest, together with attorneys’ fees and costs and disbursements.
     Following the filing of her amended complaint, we filed a counterclaim to recover the merchandise retained by Perez after she ceased making rental payments. Perez answered the counterclaim, denying liability and claiming entitlement to the items she rented from us. In August 2003, Perez moved for partial summary judgment and we cross-moved for summary judgment. In January 2004, the trial court held that rent-to-own transactions are not covered by RISA nor subject to the interest rate limit in New Jersey’s criminal usury statute. The court granted our cross-motion, dismissing Perez’s claims under RISA and the CFA. Perez then appealed to the Superior Court of New Jersey, Appellate Division. Oral argument before the Appellate Division occurred in December 2004, and in February 2005 the Appellate Division rejected Perez’s arguments and ruled in our favor on all of her claims. Perez subsequently appealed to the Supreme Court of New Jersey, who heard oral arguments in November 2005.
     On March 15, 2006, the Supreme Court of New Jersey reversed the judgment of the trial court and the Appellate Division and remanded the case to the trial court for reinstatement of Perez’s complaint and for further proceedings. In its decision, the Supreme Court held that rent-to-own contracts in New Jersey are “retail installment contracts” under RISA, and that RISA incorporates the 30% interest rate cap in New Jersey’s criminal usury statute. The court rejected our legal arguments and reinstated Perez’s claims under RISA and the CFA.
     We intend to vigorously defend ourselves in this matter, and are reviewing our options at both the trial and appellate court levels. No class has been certified by the trial court and no finding of liability or damages has been made against us. In addition, we believe we have valid arguments limiting the damages sought by Perez under both RISA and the CFA. However, in light of the Supreme Court’s decision, we are addressing the impact of such decision on our operations in New Jersey and are implementing certain changes to mitigate that impact. We currently operate 43 stores in New Jersey and estimate that to date we have entered into approximately 400,000 rent-to-own contracts in New Jersey during the requested class period.
     Although we intend to vigorously defend ourselves in this matter, we cannot assure you that we will be found to ultimately have no liability.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RENT-A-CENTER, INC.

Date: March 24, 2006
	By:	/s/ Mitchell E. Fadel

Name: Mitchell E. Fadel
Title: President and Chief Operating Officer